Exhibit 99.1

News Release

Contact:	Dr. Mark Erion
Metabasis Therapeutics, Inc.
(858) 622-5523

METABASIS THERAPEUTICS ANNOUNCES CORPORATE RESTRUCTURING AND WORKFORCE REDUCTION

SAN DIEGO, CA — January 20, 2009 — Metabasis Therapeutics, Inc. (Nasdaq: MBRX) announced today a corporate restructuring that will reduce its workforce by approximately 43%, or 38 employees.  As part of the restructuring, Metabasis will focus on the company’s product candidates, MB07811 for the treatment of hyperlipidemia and MB07803 for the treatment of type 2 diabetes, as well as on advancing its glucagon antagonist program.

Estimated charges of approximately $1.4 million will be recorded in the first quarter of 2009 in connection with one-time employee termination costs, including severance and other benefits. The company will provide additional details on the longer-term financial benefits of these changes when it reports its 2008 annual financial results.

“While this type of action is always very difficult, we believe it is in the best interest of Metabasis stakeholders that we closely align our current resources with our strongest near-term opportunities for success,” said Dr. Mark Erion, president, chief executive officer and chief scientific officer of Metabasis. “Given the tough market conditions, we have decided to refine our research and development focus and increase our efforts to monetize certain of our assets and/or form strategic collaborations.  We continue to make progress toward recommending a glucagon antagonist for development and as such are optimistic that this program will result in a significant collaboration.  We also expect to initiate efforts later this year to establish a strategic collaboration for MB07803, our second generation fructose-1,6-bisphosphatase inhibitor for type 2 diabetes.  These efforts will begin after reviewing the results from the recently completed clinical trial in patients with type 2 diabetes, as well as after defining the appropriate population of patients that may derive clinical benefit from MB07803 and developing the corresponding regulatory path forward.”

Dr. Erion continued, “We also believe that the potential to realize the key value-driving events from our Phase 2 product candidate for hyperlipidemia, MB07811, will be enhanced by the cost savings incurred from the restructuring and the potential proceeds that may be gained through successful business development efforts, as well as from achievement of near term milestone payments from our discovery programs with Merck on AMPK activators for type 2 diabetes and with Roche on a HepDirect prodrug for hepatitis C.”

About Metabasis (www.mbasis.com):

Metabasis is a biopharmaceutical company using its proprietary technologies, scientific expertise and unique capabilities for targeting the liver and liver pathways to develop novel therapies to treat metabolic and other diseases. The company has established a broad pipeline of product candidates and advanced research programs targeting large markets with significant unmet needs. Metabasis’ core area of focus is on the discovery and development of product candidates to treat metabolic diseases such as hyperlipidemia and diabetes, among others. Although not a core focus of the company, Metabasis has also discovered and is developing product candidates indicated for the treatment of liver diseases such as hepatitis and primary liver cancer, which it now intends to license or sell. All product candidates have been developed internally using proprietary technologies.

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Metabasis’ product pipeline, capabilities and long term goals; the status of ongoing and future partnering activities, including the newly established collaboration with Roche and collaborations being sought for other programs and product candidates; and the impact of the reorganization and reduction in force, including the company’s ability to reach milestones and recommend compounds for clinical development notwithstanding the reduction in force.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from preclinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; the risk that Metabasis will not be able to build more value or retain rights for direct commercialization of its product candidates; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of, as well as information relating to, certain of its product candidates; potential conflicts with collaborators that could delay or prevent the development or commercialization of Metabasis’ product candidates; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to obtain additional financing to support its operations; Metabasis’ ability to generate financing through partnerships; Metabasis’ ability to maintain compliance with Nasdaq Global Market continued listing requirements; and other factors discussed in the “Risk Factors” section of Metabasis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.  All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

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